Exhibit 4.37
BATH & BODY WORKS, INC. (formerly known as L BRANDS, INC.),
THE GUARANTORS PARTY HERETO, as Guarantors
and
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee

THIRTEENTH SUPPLEMENTAL INDENTURE
Dated as of November 17, 2021
to
INDENTURE
Dated as of March 15, 1988

TABLE OF CONTENTS

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THIRTEENTH SUPPLEMENTAL INDENTURE, dated as of November 15, 2021, among Bath & Body Works, Inc. (formerly known as L Brands, Inc.), a Delaware corporation (hereinafter called the “Company”), the Guarantors (as hereinafter defined) and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association, as successor trustee hereunder (hereinafter called the “Trustee”).
RECITALS
WHEREAS, the Company and the Trustee entered into an indenture, dated March 15, 1988 (the “Base Indenture”), as amended by the first supplemental indenture, dated May 31, 2005 (the “First Supplemental Indenture”), as further amended by the second supplemental indenture, dated July 17, 2007 (the “Second Supplemental Indenture”), as further amended by the third supplemental indenture, dated May 4, 2010 (the “Third Supplemental Indenture”), as further amended by the fourth supplemental indenture, dated January 29, 2011 (the “Fourth Supplemental Indenture”), as further amended by the fifth supplemental indenture, dated March 25, 2011 (the “Fifth Supplemental Indenture”), as further amended by the sixth supplemental indenture, dated February 7, 2012 (the “Sixth Supplemental Indenture”), as further amended by the seventh supplemental indenture dated March 22, 2013 (the “Seventh Supplemental Indenture”), as further amended by the eighth supplemental indenture, dated October 16, 2013 (the “Eighth Supplemental Indenture”), as further amended by the ninth supplemental indenture dated January 30, 2015 (the “Ninth Supplemental Indenture”), as further amended by the tenth supplemental indenture dated June 30, 2019 (the “Tenth Supplemental Indenture”), as further amended by the eleventh supplemental indenture dated October 16, 2020 (the “Eleventh Supplemental Indenture”), and as further amended by the twelfth supplemental indenture dated August 2, 2021 (the “Twelfth Supplemental Indenture” and the Base Indenture, as amended by the First Supplemental Indenture, Second Supplemental Indenture, Third Supplemental Indenture, Fourth Supplemental Indenture, Fifth Supplemental Indenture, Sixth Supplemental Indenture, Seventh Supplemental Indenture, Eighth Supplemental Indenture, Ninth Supplemental Indenture, Tenth Supplemental Indenture, Eleventh Supplemental Indenture and Twelfth Supplemental Indenture, the “Original Indenture”), pursuant to which senior unsecured debentures, notes or other evidences of indebtedness of the Company may be issued in one or more series from time to time;
WHEREAS, Section 6.4 of the Eighth Supplemental Indenture provides that in the event of a Guarantor ceasing to be a borrower or guarantor under any “Senior Credit Facility” (as defined in the Eighth Supplemental Indenture), then such Guarantor shall be automatically and unconditionally released from all of its obligations under its Guarantee with respect to the 5.625% Senior Notes due 2023 (the “5.625% Notes”) and that the Trustee shall execute any documents reasonably requested by the Company or a Guarantor in order to evidence the release of such Guarantor from its obligations under its Guarantee endorsed on the 5.625% Notes and under Article Six of the Eighth Supplemental Indenture;
WHEREAS, each of Distribution Land Company, LLC and Direct Factoring LLC ceased to be a guarantor under the Company’s Amended and Restated Revolving Credit Agreement;

WHEREAS, Section 1301 of the Original Indenture provides that a supplemental indenture may be entered into by the Company and the Trustee without the consent of any Holders of the Debt Securities, for specified purposes stated therein;
WHEREAS, Section 1301 of the Original Indenture was amended by Section 8.1 of the Eighth Supplemental Indenture solely with respect to the 5.625% Notes to permit a supplemental indenture to release a Guarantor with respect to the 5.625% Notes as provided in Article Six of the Eighth Supplemental Indenture;
WHEREAS, the Company and the Guarantors desire to supplement the Indenture to release each of Distribution Land Company, LLC and Direct Factoring LLC automatically and unconditionally from all of its obligations under its Guarantee pursuant to the Original Indenture;
WHEREAS, all things necessary to make this Thirteenth Supplemental Indenture a valid, binding and enforceable agreement of the Company, the Guarantors and the Trustee and a valid supplement to the Original Indenture have been done; and
NOW, THEREFORE, THIS THIRTEENTH SUPPLEMENTAL INDENTURE WITNESSETH:
For and in consideration of the foregoing, the Company, the Guarantors and the Trustee mutually covenant and agree, for the equal and proportionate benefit of the Holders from time to time of the Debt Securities, as follows:
ARTICLE 1
Definitions And Other Provisions Of General Application
Section 1.01.Definitions.
The Original Indenture together with this Thirteenth Supplemental Indenture are hereinafter sometimes collectively referred to as the “Indenture.” For the avoidance of doubt, references to any “Section” of the “Indenture” refer to such Section of the Original Indenture as supplemented and amended by this Thirteenth Supplemental Indenture. All capitalized terms which are used herein and not otherwise defined herein are defined in the Original Indenture and are used herein with the same meanings as in the Original Indenture.
For all purposes of this Thirteenth Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:
(1)    the terms defined in this article have the meanings assigned to them in this article and include the plural as well as the singular;
(2)     all other terms used herein which are defined in the Trust Indenture Act, either directly or by reference therein, have the meanings assigned to them therein;
(3)    all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles in the United States, and,

except as otherwise herein expressly provided, the term “generally accepted accounting principles” with respect to any computation required or permitted hereunder shall mean such accounting principles as are generally accepted at the date of such computation;
(4)    the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular article, section or other subdivision; and
(5)    all references used herein to the male gender shall include the female gender.
ARTICLE 2
Operation of Amendments
Section 2.01. Amendments.
The Eighth Supplemental Indenture, the Ninth Supplemental Indenture, the Tenth Supplemental Indenture, the Eleventh Supplemental Indenture and the Twelfth Supplemental Indenture are amended by replacing the Guarantors with the Guarantors executing this Thirteenth Supplemental Indenture.
ARTICLE 3
Miscellaneous
Section 3.01. Effect of Thirteenth Supplemental Indenture.
(1)    This Thirteenth Supplemental Indenture is a supplemental indenture within the meaning of Section 1301 of the Original Indenture, and the Original Indenture shall be read together with this Thirteenth Supplemental Indenture and shall have the same effect over all of the Debt Securities, in the same manner as if the provisions of the Original Indenture and this Thirteenth Supplemental Indenture were contained in the same instrument.
(2)    In all other respects, the Original Indenture is confirmed by the parties hereto as supplemented by the terms of this Thirteenth Supplemental Indenture.
Section 3.02. Effect of Headings.
The Article and Section headings herein are for convenience only and shall not affect the construction hereof.
Section 3.03. Successors and Assigns.
All covenants and agreements in this Thirteenth Supplemental Indenture by the Company, the Guarantors, the Trustee and the Holders shall bind their successors and assigns, whether so expressed or not.

Section 3.04. Severability Clause.
In case any provision in this Thirteenth Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 3.05. Benefits of Thirteenth Supplemental Indenture.
Nothing in this Thirteenth Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto, any benefit or any legal or equitable right, remedy or claim under this Thirteenth Supplemental Indenture.
Section 3.06. Conflict.
In the event that there is a conflict or inconsistency between the Original Indenture and this Thirteenth Supplemental Indenture, the provisions of this Thirteenth Supplemental Indenture shall control; provided, however, if any provision hereof limits, qualifies or conflicts with another provision herein or in the Original Indenture, in either case, which is required or deemed to be included in this Indenture by any of the provisions of the Trust Indenture Act, such required or deemed provision shall control.
Section 3.07. Governing Law.
THIS THIRTEENTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE OR ENTERED INTO AND, IN EACH CASE, PERFORMED, IN SAID STATE.
Section 3.08. Trustee.
The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Thirteenth Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company.
This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.
[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Thirteenth Supplemental Indenture to be duly executed on the date and year first written above.

BATH & BODY WORKS, INC. (f/k/a L Brands, Inc.)
By:	/s/ Timothy J. Faber
Name: Timothy J. Faber
Title: Senior Vice President and Treasurer

GUARANTORS:
BATH & BODY WORKS BRAND
MANAGEMENT, INC.
BATH & BODY WORKS DIRECT, INC.
BATH & BODY WORKS, LLC
BEAUTYAVENUES, LLC
BEAUTY SPECIALTY HOLDINGS, LLC (f/k/a INTIMATE BRANDS, INC. and
INTIMATE BRANDS HOLDING, LLC)
L BRANDS SERVICE COMPANY, LLC

By:	/s/ Timothy J. Faber
Name: Timothy J. Faber
Title: Senior Vice President and Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee
By:	/s/ Mitchell L. Brumwell
Name: Mitchell L. Brumwell
Title: Vice President